Exhibit 10.18

                       AMENDMENT TO AGREEMENT


     THIS AMENDMENT is made and entered into as the 23rd day of March, 2000, by and between INTERNATIONAL MULTIFOODS CORPORATION, a Delaware corporation (the "Company"), having its principal offices at 200 East Lake Street, Wayzata, Minnesota 55391, and JEFFREY E. BOIES, whose principal residence is located at 7372 Fairway Lane, Parker, Colorado 80134 ("Boies").

     WHEREAS, the Company and Boies entered into that certain Agreement, dated as of October 20, 1999, a copy of which is attached as Exhibit A hereto (the "Agreement"); and

     WHEREAS, the Company and Boies wish to amend the Agreement to clarify the parties' intent that the Agreement and its terms and provisions do not supersede or modify the terms and provisions of the Severance Agreement, dated December 20, 1996, between the Company and Boies, as hereinafter provided.

     NOW, THEREFORE, in consideration of the preceding recitals and the terms and conditions hereinafter set forth, the Company and Boies agree to amend the Agreement, effective as of the date of this Amendment set forth above, as follows:

     1. Delete Paragraph G of Section 4 of the Agreement, in its entirety, and insert in full and complete substitution therefore, the following:

    "G. This Agreement is a Colorado contract and shall be governed by the laws of the State of Colorado. This Agreement, including the recitals set forth on pages 1 and 2 hereof and the form of Release Agreement attached thereto as Exhibit B, constitute the entire agreement between the Company and Boies with respect to the subject matter of this Agreement, and supersede any prior oral or written agreement between the Company and Boies with respect to the subject matter of this Agreement, other than agreements between the Company and Boies set forth in paragraphs 7 through 12, inclusive, of the September 24, 1996 Letter, and that certain Severance Agreement, dated December 20, 1996, between the Company and Boies related to a change of control of the Company (the "Severance Agreement"), each of which shall continue in full force and effect and shall not be superseded, or modified in any respect, by this Agreement. The Company and Boies agree and acknowledge that the severance payment provided for in Section 1A. of this Agreement is in addition to, and not in lieu of, any amounts that the Company is obligated to pay Boies under the terms and provisions of the Severance Agreement. The Company and Boies agree that by executing and delivering this Agreement, paragraph 7 of the September 24, 1996 Letter shall be amended coincidentally to include the definition of "cause" set forth in
Section 3.A. of this Agreement, immediately following the last sentence of paragraph 7."

     2. Except as modified by this Amendment, the terms and conditions of the Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have signed and delivered this Amendment as of the day and year first above written.

                         INTERNATIONAL MULTIFOODS CORPORATION

ATTEST:

/s/ Frank W. Bonvino     By:  /s/ Gary E. Costley
Secretary                         Gary E. Costley
                                 Chairman of the Board, President
                                  and Chief Executive Officer

WITNESS:


[unsigned]                   /s/ Jeffrey E. Boies
                              Jeffrey E. Boies